Operating Metrics (Unaudited)

	2017			2016				2015
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3

Axon & Evidence.com Bookings (millions)	$78.0	$81.9	$60.1	$72.5	$57.5	$72.0	$52.1	$44.7	$36.9
Sequential % Change	-5%	36%	-17%	26%	-20%	38%	17%	21%	21%

Annual Service Revenue (millions) (1)	$63.7	$54.7	$46.2	$40.2	$32.0	$21.1	$18.1	$16.7	$12.0

Future Contracted Revenue (millions) (2)	$494.2	$446.4	$390.0	$350.8	$302.0	$262.8	$202.3	$159.0	$122.4
Sequential % Change	11%	14%	11%	16%	15%	30%	27%	30%	29%

Multiple Year Contract % (3)	98%	97%	94%	88%	89%	95%	95%	92%	91%

LTV/CAC	4.2x	5.5x	4.3x	6.0x	4.9x	6.2x	5.1x	4.3x	4.6x

Weapons Op Inc %	30%	33%	35%	36%	38%	33%	34%	37%	35%

Evidence.com new seats booked	18,400	20,600	16,400	21,400	15,600	20,200	15,800	13,200	9,300

Evidence.com cumulative seats booked	187,400	169,000	148,400	132,000	110,600	95,000	74,800	59,000	45,800

(1) Monthly recurring license, integration, warranty and storage revenue annualized.
(2) Cumulative bookings for the Software and Sensors segment minus cumulative recognized revenue related solely to Software and Sensors segment
(3) For orders booked with Evidence.com seats, the % that signed multiple year contracts

SG&A Expenses by Segment (Unaudited)

	Three Months Ended September 30,				Dollar Change	Percent Change
	2017		2016

TASER Weapons segment:
Salaries, benefits and bonus	$7,937	21.8%	$6,214	22.1%	$1,723	27.7%
Stock-based compensation	1,469	4.0	806	2.9	663	82.3
Professional, consulting and lobbying	3,701	10.2	2,165	7.7	1,536	70.9
Sales and marketing	1,977	5.4	1,357	4.8	620	45.7
Travel and meals	1,317	3.6	1,152	4.1	165	14.3
Other	4,174	11.5	4,745	16.9	(571)	(12.0)
Total TASER Weapons segment	20,575	56.5	16,439	58.5	4,136	25.2
Software and Sensors segment:
Salaries, benefits and bonus	7,411	20.4	4,742	16.9	2,669	56.3
Stock-based compensation	630	1.7	542	1.9	88	16.2
Professional, consulting and lobbying	2,922	8.0	2,643	9.4	279	10.6
Sales and marketing	2,242	6.2	1,568	5.6	674	43.0
Travel and meals	1,652	4.5	1,354	4.8	298	22.0
Other	966	2.7	833	3.0	133	16.0
Total Software and Sensors segment	15,823	43.5	11,682	41.5	4,141	35.4
Total sales, general and administrative expenses	$36,398	100.0%	$28,121	100.0%	$8,277	29.4

R&D Expenses by Segment (Unaudited)

	Three Months Ended September 30,				Dollar Change	Percent Change
	2017		2016

TASER Weapons segment:
Salaries, benefits and bonus	$947	6.7%	$707	9.6%	$240	33.9%
Stock-based compensation	136	1.0	143	1.9	(7)	(4.9)
Professional and consulting	213	1.5	230	3.1	(17)	(7.4)
Travel and meals	71	0.5	34	0.5	37	108.8
Other	489	3.5	294	4.0	195	66.3
Total TASER Weapons segment	1,856	13.1	1,408	19.1	448	31.8
Software and Sensors segment:
Salaries, benefits and bonus	8,670	61.2	3,625	49.3	5,045	139.2
Stock-based compensation	1,631	11.5	648	8.8	983	151.7
Professional and consulting	476	3.4	443	6.0	33	7.4
Travel and meals	461	3.3	179	2.4	282	157.5
Other	1,072	7.6	1,055	14.3	17	1.6
Total Software and Sensors segment:	12,310	86.9	5,950	80.9	6,360	106.9
Total research and development expenses	$14,166	100.0%	$7,358	100.0%	$6,808	92.5